UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2005

CROWN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	0-17480 (Commission File Number)	84-1097086 (I.R.S. Employer Identification No.)

4251 Kipling Street, Suite 390, Wheat Ridge, CO 80033
(Address of principal executive offices)

Registrant's telephone number, including area code: Registrant's facsimile number, including area code:	(303) 534-1030 (303) 534-1809

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

On June 21, 2005 we announced that our board of directors declared a dividend of $0.21 per share of Crown common stock. The dividend will be paid on July 26, 2005 to Crown shareholders of record as of the close of business on July 14, 2005. The funds for the dividend will come from the $10 million Convertible Debenture financing, discussed below in Item 3.02 of this Form 8-K. A copy of the press release announcing the dividend is attached as Exhibit 10.1 to this Form 8-K.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On June 20, 2005 we completed a previously announced $10 million Convertible Debenture financing with Kinross Gold Corporation. The Convertible Debenture has a term of five years, an interest rate of 4% payable annually with a provision to forego the payment of interest for the first two annual payments, at our election. The Convertible Debenture is convertible into 5.8 million of our common shares, plus accrued interest. In the event the Merger Agreement is terminated other than as a result of a default by us, we shall have the right to convert all amounts due under the Convertible Debenture by providing 30 days prior notice to Kinross. We issued the Convertible Debenture in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, based on our belief that the sale does not involve a distribution. Any shares issued upon conversion of the Convertible Debenture, or any portion thereof, will be restricted stock. We will use some of the proceeds from the sale of the Convertible Debenture to pay the dividend discussed above in Item 2.03 of this Form 8-K.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
Exhibit Description

Press Release, dated June 21, 2005 describing the closing of our $10 million Convertible Debenture and the declaration of a $0.21 per common share dividend, payable on July 26, 2005 to shareholders of record as of the close of business on July 14, 2005.

Convertible Debenture (incorporated by reference to Exhibit 10.2 to Form 8-K filed on June 6, 2005)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

June 23, 2005

Crown Resources Corporation

By:	/s/ James R. Maronick

James R. Maronick, CFO